As filed with the Securities and Exchange Commission on April 4, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NYSE EURONEXT

(Exact name of registrant as specified in its charter)

Delaware	20-5110848
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11 Wall Street, New York, New York, 10005

(212) 656-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NYSE Group, Inc. 2006 Stock Incentive Plan

Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan

Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan

Archipelago Holdings 2004 Stock Incentive Plan

Stichting SBF Option Plan

Euronext Employees Stock Option Plan 2001

Euronext Employees Stock Option Plan 2002

Euronext Employees Stock Option Plan

Euronext N.V. Executive Incentive Plan

Euronext N.V. All Employee Share Purchase and Match Plan 2006

Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006

Euronext N.V. Share Purchase and Match French Plan

(Full titles of the plans)

Rachel F. Robbins, Esq.

General Counsel

NYSE Euronext

11 Wall Street, New York, New York 10005

(212) 656-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Karp, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1) (2)	per share (3)	price (3)	registration fee (3)
Common stock, par value $0.01 per Share	12,425,474	$86.27	$1,071,945,641.98	$32,908.73

The “NYSE Group Plans” means collectively the NYSE Group, Inc. 2006 Stock Incentive Plan, the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and the Archipelago Holdings 2004 Stock Incentive Plan.

The “Euronext Plans” means collectively the Stichting SBF Option Plan, the Euronext Employees Stock Option Plan 2001, the Euronext Employees Stock Option Plan 2002, the Euronext Employees Stock Option Plan, the Euronext N.V. Executive Incentive Plan, the Euronext N.V. All Employee Share Purchase and Match Plan 2006, the Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006 and the Euronext N.V. Share Purchase and Match French Plan.

The “Plans” means collectively the NYSE Group Plans and the Euronext Plans.

(1)          Pursuant to Rule 416 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include (i) such additional shares of common stock, par value $0.01 per share, of NYSE Euronext (the “Shares”) as may be required pursuant to the anti-dilution provisions of the Plans, (ii) any additional Shares which become issuable under the Plans covered by this Registration Statement by reason of any of stock dividend, stock split, recapitalization or other similar event or as otherwise provided for in the Plans and (iii) an indeterminate number of Shares to be offered or sold pursuant to the Plans.

(2)          The amount of Shares being registered represents the estimated maximum aggregate amount of Shares to be issuable in connection with the Plans.

(3)             In accordance with Rule 457(h), the maximum offering price per Share for options granted pursuant to the Plans was calculated by multiplying the weighted average exercise price at which such options may be exercised.  With respect to the outstanding options granted under the Euronext Plans, the weighted average exercise price was converted into U.S. dollars at the noon buying rate as of March 29, 2007.  With respect to any restricted stock units granted pursuant to the NYSE Group Plans, the maximum offering price per Share was calculated by reference to the market value of the shares of common stock of NYSE Group (as defined below) as of March 29, 2007.  With respect to any other outstanding rights to acquire Shares and any rights to acquire Shares to be issued in the future under the Euronext Plans, the maximum offering price per Share was calculated by reference to the market value of the shares of common stock of Euronext (as defined below) as of March 29, 2007.

EXPLANATORY NOTE

In connection with the business combination (the “Combination”) contemplated by the Combination Agreement, dated as of June 1, 2006, as amended and restated as of November 24, 2006 (the “Combination Agreement”), by and among NYSE Group, Inc., a Delaware corporation (“NYSE Group”), Euronext N.V., a company organized under the laws of The Netherlands (“Euronext”), NYSE Euronext, a Delaware corporation (the “Company”), and Jefferson Merger Sub, Inc., a Delaware corporation, at the time of completion of the Combination (the “Effective Time”), each restricted stock unit or deferred stock unit measured in shares of NYSE Group or Euronext, each option to purchase shares of common stock of NYSE Group or shares of Euronext and each other right to acquire shares of common stock of NYSE Group or shares of Euronext, immediately outstanding prior to the Effective Time, ceased to represent a restricted stock unit or deferred stock unit measured in shares of NYSE Group or Euronext, an option to purchase shares of common stock of NYSE Group or shares of Euronext or a right to acquire shares of NYSE Group or Euronext, respectively, and was converted, at the Effective Time, into an adjusted number of restricted stock units or deferred stock units measured in Shares, options to purchase Shares and rights to acquire Shares, respectively, on the same terms and conditions as were applicable under the NYSE Group Plans and the Euronext Plans; provided, however, that for certain French holders of restricted stock units, deferred stock units, options to purchase or rights to acquire shares of common stock of Euronext, where advisable for tax and social security purposes, and for so long as will be feasible, each such restricted stock unit, deferred stock unit, option to purchase or right to acquire shares of Euronext will remain measured in shares of Euronext and the Company shall offer to such holders the right to exchange such Euronext shares for Shares upon satisfaction of any applicable holding, retention or restricted period.  The formula for the adjustments and the exchange is set forth in the Combination Agreement.  In addition, any shares of common stock of NYSE Group or shares of Euronext that remain issuable under the Plans at the Effective Time will be converted into Shares and will be issuable pursuant to the Plans in the future, provided, however, that for certain French holders of restricted stock units, deferred stock units, options to purchase or rights to acquire shares of Euronext, where advisable for tax or social security purposes, and for so long as will be feasible, no conversion will occur and the Company shall instead offer to such holders the right to exchange their Euronext shares for Shares upon satisfaction of any applicable holding, retention or restricted period.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                              Plan Information.*

Item 2.                              Registrant Information and Employee Annual Information.*

*All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                              Incorporation of Documents by Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, pursuant to the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)                                  The Company’s prospectus (the “Prospectus”) dated February 15, 2007 and filed with the SEC on February 16, 2007 (Commission File No. 333-137506) pursuant to Rule 424(b)(3) promulgated under the Securities Act, which contains audited financial statements for Archipelago Holdings, Inc. (as the predecessor of NYSE Arca) for the latest fiscal year for which such statements have been filed.

(b)                                 All other reports filed by the Company and NYSE Group pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005 including (1) the Company’s current report on Form 8-K filed with the SEC on March 26, 2007, which contains audited financial statements for Euronext for the most recent fiscal year and unaudited pro forma financials for the Company for the fiscal year ended December 31, 2006; (2) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which contains audited financial statements for the Company for the most recent fiscal year and (3) NYSE Group’s Annual Report on Form 10-K for fiscal year ended December 31, 2006, which contains audited financial statements for NYSE Group for the most recent fiscal year.

(5)                                  The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on April 3, 2007, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicate that all securities offered under this registration statement have been sold or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                              Description of Securities.

Not applicable.

Item 5.                              Interests of Named Experts and Counsel.

The validity of the Shares offered under this registration statement is being passed upon for the Company by Rachel F. Robbins, Esq., Executive Vice President and General Counsel of the Company.  Ms. Robbins is an officer and employee of the Company and, as such, participates in certain NYSE Group Plans.  By reason of such participation, Ms. Robbins owns and holds restricted stock units of the Company.

Item 6.                              Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the Company provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) with respect to third-party actions, suits, investigations or proceedings and such indemnification will continue as to a person who has ceased to be a director, officer or employee or agent and will inure to the benefit of his or her heirs, executors and administrators.  The Amended and Restated Bylaws of the Company further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was authorized by the board of directors.  The Amended and Restated Bylaws of the Company allow the Company to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by such party to repay all amounts so advanced if it shall ultimately be determined that such director or officer was not entitled to indemnity by the Company.  The Amended and Restated Bylaws of the Company further provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Company maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.                              Exemption from Registration Claimed.

Not applicable.

Item 8.                              Exhibits.

3.1	Amended and Restated Certificate of Incorporation of NYSE Euronext

3.2	Amended and Restated Bylaws of NYSE Euronext

5.1	Opinion regarding legality

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for NYSE Euronext

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the NYSE Group, Inc.

23.3	Consent of Ernst & Young LLP, independent accountants for Archipelago Holdings, Inc.

23.4	Consent of KPMG Accountants N.V., joint independent accountant for Euronext N.V.

23.5	Consent of Ernst & Young Accountants, joint independent accountant for Euronext N.V.

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	NYSE Group, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to NYSE Group’s registration statement on Form S-8, filed on March 8, 2006 (No. 333-126780))

99.2

Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.3

Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.4	Archipelago Holdings 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.5	Stichting SBF Option Plan (incorporated by reference to Exhibit 10.54 to NYSE Euronext’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.6

Euronext Employees Stock Option Plan 2001(incorporated by reference to Exhibit 10.55 to NYSE Euronext’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.7

Euronext Employees Stock Option Plan 2002 (incorporated by reference to Exhibit 10.56 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.8

Euronext Employees Stock Option (incorporated by reference to Exhibit 10.57 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.9

Euronext N.V. Executive Incentive Plan (incorporated by reference to Exhibit 10.58 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.10	Euronext N.V. All Employee Share Purchase and Match Plan 2006

99.11	Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006

99.12	Euronext N.V. Share Purchase and Match French Plan

Item 9.                              Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of April, 2007.

NYSE EURONEXT

By:	/s/ Rachel F. Robbins
Name: Rachel F. Robbins
Title: Member of Management Committee, General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, John A. Thain, Nelson Chai and Rachel F. Robbins, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other filings and documents in connection therewith, with the Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other filings or documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. Thain
John A. Thain	Chief Executive Officer and Director (principal executive officer)	April 4, 2007
/s/ Nelson Chai
Nelson Chai	Chief Financial Officer (principal financial officer and principal accounting officer)	April 4, 2007
/s/ Jan-Michiel Hessels
Jan-Michiel Hessels	Director (Chairman)	April 4, 2007

/s/ Marshall N. Carter
Marshall N. Carter	Director (Deputy Chairman)	April 4, 2007

/s/ Jean-Francois Theodore
Jean-Francois Theodore	Director	April 4, 2007

/s/ Ellyn L. Brown
Ellyn L. Brown	Director	April 4, 2007

/s/ Sir George Cox
Sir George Cox	Director	April 4, 2007

Andre Dirckx	Director	April 4, 2007

/s/ William E. Ford
William E. Ford	Director	April 4, 2007

Sylvain Hefes	Director	April 4, 2007

/s/ Dominique Hoenn
Dominique Hoenn	Director	April 4, 2007

/s/ Patrick Houel
Patrick Houel	Director	April 4, 2007

Shirley Ann Jackson	Director	April 4, 2007

/s/ James S. McDonald
James S. McDonald	Director	April 4, 2007

/s/ Duncan M. McFarland
Duncan M. McFarland	Director	April 4, 2007

James J. McNulty	Director	April 4, 2007

/s/ Baron Jean Peterbroeck
Baron Jean Peterbroeck	Director	April 4, 2007

Alice M. Rivlin	Director	April 4, 2007

/s/ Ricardo Salgado
Ricardo Salgado	Director	April 4, 2007

/s/ Robert B. Shapiro
Robert B. Shapiro	Director	April 4, 2007

/s/ Rijnhard van Tets
Rijnhard van Tets	Director	April 4, 2007

/s/ Karl M. von der Heyden
Karl M. von der Heyden	Director	April 4, 2007

Sir Brian Williamson	Director	April 4, 2007

INDEX TO EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of NYSE Euronext

3.2	Amended and Restated Bylaws of NYSE Euronext

5.1	Opinion regarding legality

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for NYSE Euronext

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the NYSE Group, Inc.

23.3	Consent of Ernst & Young LLP, independent accountants for Archipelago Holdings, Inc.

23.4	Consent of KPMG Accountants N.V., joint independent accountant for Euronext N.V.

23.5	Consent of Ernst & Young Accountants, joint independent accountant for Euronext N.V.

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	NYSE Group, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to NYSE Group’s registration statement on Form S-8, filed on March 8, 2006 (No. 333-126780))

99.2

Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.3

Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.4	Archipelago Holdings 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Archipelago Holdings, Inc.’s registration statement on Form S-1, filed on March 31, 2004 (No. 333-113226))

99.5	Stichting SBF Option Plan (incorporated by reference to Exhibit 10.54 to NYSE Euronext’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.6

Euronext Employees Stock Option Plan 2001(incorporated by reference to Exhibit 10.55 to NYSE Euronext’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.7

Euronext Employees Stock Option Plan 2002 (incorporated by reference to Exhibit 10.56 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.8

Euronext Employees Stock Option (incorporated by reference to Exhibit 10.57 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.9

Euronext N.V. Executive Incentive Plan (incorporated by reference to Exhibit 10.58 to NYSE Euronext, Inc.’s registration statement on Form S-4, filed on November 27, 2006, as amended and supplemented (No. 333-137506))

99.10	Euronext N.V. All Employee Share Purchase and Match Plan 2006

99.11	Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006

99.12	Euronext N.V. Share Purchase and Match French Plan